[NATCO Group Logo] PRESS RELEASE

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NATCO Group Inc. Announces Warrant Exercise

NATCO Group Inc. (NYSE: NTG) today announced that Lime Rock Partners II, L.P. exercised all of its outstanding warrants to acquire NATCO common shares through a cashless exercise as provided by the terms of the warrant agreement. The Company issued approximately 110,000 shares of common stock pursuant to this exercise. Subsequent to the exercise, the Company has no warrants outstanding.

The Company will record a $1.2 million after tax charge in the 3rd quarter of 2005 related to the exercise of the warrants. The charge reflects a valuation of the warrants based on an average per share price of $17.933. Prior to the 3rd quarter the Company had recognized approximately $0.8 million of the total warrant value.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, segment profit and earnings guidance and discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.